Exhibit 4.1

EXECUTION COPY

FIRST SUPPLEMENTAL INDENTURE

between

WESTPAC BANKING CORPORATION,
 ACTING THROUGH ITS NEW ZEALAND BRANCH

and

THE BANK OF NEW YORK MELLON

as Trustee

Dated as of September 21, 2017

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of September 21, 2017 (the “First Supplemental Indenture”), between WESTPAC BANKING CORPORATION, ACTING THROUGH ITS NEW ZEALAND BRANCH (ABN 33 007 457 141), a company incorporated in the Commonwealth of Australia under the Corporations Act 2001 of Australia and registered in the State of New South Wales (the “Company”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, as trustee (the “Trustee”).

RECITALS:

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of September 7, 2017 (the “Base Indenture” and, as supplemented by this First Supplemental Indenture, the “Indenture”), relating to the issuance from time to time by the Company of the Securities in one or more series as therein provided;

WHEREAS, Section 11.1(5) of the Base Indenture provides that the Company may enter into a supplemental indenture to establish the forms or terms of the Securities of any series as permitted by Sections 2.1 and 3.1 therein;

WHEREAS, in connection with the issuance of the 2017 Fixed Rate Resetting Securities (as defined herein), the Company has duly authorized the execution and delivery of this First Supplemental Indenture to establish the forms and terms of the 2017 Fixed Rate Resetting Securities as hereinafter described; and

WHEREAS, all conditions and requirements of the Base Indenture necessary to make this First Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01          General Definitions.  For purposes of this First Supplemental Indenture:

(a)           Capitalized terms used herein without definition shall have the meanings specified in the Base Indenture;

(b)           All references to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of the Base Indenture; and

(c)           The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

ARTICLE II
THE SECURITIES

Section 2.01          Title of Securities.  There shall be a series of the Securities of the Company designated the “5.000% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities” (the “2017 Fixed Rate Resetting Securities”).

Section 2.02          Limitation of Aggregate Outstanding Principal Amount.  The aggregate Outstanding Principal Amount of the 2017 Fixed Rate Resetting Securities shall initially be limited to US$1,250,000,000.  The Company may from time to time, without the consent of the Holders of the 2017 Fixed Rate Resetting Securities, create and issue additional securities having the same terms and conditions as the 2017 Fixed Rate Resetting Securities in all respects or in all respects except for the Issue Date, the issue price and, if applicable, the first date from which interest is scheduled to be paid and the first payment of interest thereon (“Additional Securities”).  Additional Securities issued in this manner will be consolidated with, and will form a single series with, the 2017 Fixed Rate Resetting Securities, unless such Additional Securities will not be treated as fungible with the 2017 Fixed Rate Resetting Securities for U.S. federal income tax purposes. The 2017 Fixed Rate Resetting Securities and any such Additional Securities would rank equally and ratably.

Section 2.03          Perpetual Securities.  The 2017 Fixed Rate Resetting Securities will be perpetual Securities in respect of which there will be no stated maturity date or other fixed redemption date.

Section 2.04          Interest and Interest Rates.

(a)           From and including September 21, 2017 (the “Issue Date”), to but excluding September 21, 2027 (the “First Reset Date”), interest, if any, on the 2017 Fixed Rate Resetting Securities will be scheduled to be paid in arrears on the Outstanding Principal Amount of the 2017 Fixed Rate Resetting Securities at an initial rate equal to 5.000% per year (the “Initial Interest Rate”). The First Reset Date and every fifth anniversary thereafter shall be a “Reset Date.” From and including each Reset Date to but excluding the next succeeding Reset Date, interest, if any, on the 2017 Fixed Rate Resetting Securities will be scheduled to be paid on the Outstanding Principal Amount of the 2017 Fixed Rate Resetting Securities at a rate per year equal to the sum of the then prevailing Mid-Market Swap Rate on the relevant Reset Determination Date (each as defined below) and

2.888% (rounded to three decimal places, with 0.0005 rounded upwards). Subject to Section 4.6 of the Indenture, interest, if any, on the 2017 Fixed Rate Resetting Securities will be scheduled to be paid semi-annually in arrears on March 21 and September 21 of each year, subject in each case to the Business Day convention set forth below, commencing on March 21, 2018 until but not including the date on which a redemption of the 2017 Fixed Rate Resetting Securities occurs. Interest, if any, on a 2017 Fixed Rate Resetting Security will be paid to the Person in whose name that 2017 Fixed Rate Resetting Security was registered at the close of business on the March 6 or September 6, as the case may be, whether or not a Business Day, prior to the applicable Interest Payment Date. The amount of interest, if any, on the 2017 Fixed Rate Resetting Securities scheduled to be paid for any period less than a full interest period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual days elapsed in a partial month in such period. Any payment of Outstanding Principal Amount or interest on the 2017 Fixed Rate Resetting Securities scheduled to be made on an Interest Payment Date that is not a Business Day will be made on the next succeeding Business Day, and no interest will accrue on that payment for the period from and after the Interest Payment Date to the date of payment on the next succeeding Business Day.  Any payment of interest on the 2017 Fixed Rate Resetting Securities must be made in the form of cash.

(b)           The “Mid-Market Swap Rate” means the mid-market U.S. dollar swap rate having a 5-year maturity appearing on Bloomberg page “USISDA05 Index” (or such other page as may replace such page on Bloomberg, or such other page as may be nominated by the Person providing or sponsoring the information appearing on such page for purposes of displaying comparable rates) at 11:00 a.m. (New York City time) on the Reset Determination Date, as determined by the calculation agent. If such swap rate does not appear on such page (or such other page or service), the Mid-Market Swap Rate shall instead be determined by the calculation agent on the basis of (a) quotations provided by the principal office of each of four major banks in the U.S. dollar swap rate market (which banks shall be selected by the calculation agent in consultation with the Company (the “Reference Banks”)) of the rates at which swaps in U.S. dollars are offered by it at approximately 11:00 a.m. (New York City time) (or thereafter on such date, with the calculation agent acting on a best efforts basis) on the Reset Determination Date to participants in the U.S. dollar swap rate market for a five-year period and (b) the arithmetic mean expressed as a percentage and rounded, if necessary, to the nearest 0.001% (0.0005% being rounded upwards) of such quotations. If the Mid-Market Swap Rate is not able to be determined on the relevant Reset Determination Date in accordance with the foregoing procedures, the Mid-Market Swap Rate shall be the mid-market U.S. dollar swap rate having a 5-year maturity that appeared most recently on Bloomberg “USISDA05 Index” (or such other page as may replace such page on Bloomberg, or such other page as may be nominated by the Person providing or sponsoring the information appearing on such page for purposes of displaying comparable rates) that was last available prior to 11:00 a.m. (New York City time) on such Reset Determination Date, as determined by the calculation agent.

(c)           For purposes of the 2017 Fixed Rate Resetting Securities, “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York, London, United Kingdom, Auckland or Wellington, New Zealand or Sydney, Australia are authorized or obligated by law or executive order to close.

(d)           The “Reset Determination Date” shall be the second Business Day immediately preceding the relevant Reset Date.

(e)           Payments of interest, if any, on the 2017 Fixed Rate Resetting Securities will be non-cumulative, as described in the Indenture. The payment of interest, if any, on the 2017 Fixed Rate Resetting Securities is subject to the Company’s absolute discretion and satisfaction of the other Payment Conditions in respect of the 2017 Fixed Rate Resetting Securities as at the relevant Interest Payment Date as described in the Indenture. For so long as the 2017 Fixed Rate Resetting Securities remain outstanding, if for any reason a payment of interest on the Outstanding Principal Amount of a 2017 Fixed Rate Resetting Security is not paid in full on an Interest Payment Date, the Company will be subject to certain restrictions as described in the Indenture.

Section 2.05          Place of Payment.  The Place of Payment where the 2017 Fixed Rate Resetting Securities may be presented or surrendered for payment, where the 2017 Fixed Rate Resetting Securities may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the 2017 Fixed Rate Resetting Securities and the Indenture may be served initially shall be the Corporate Trust Office of the Trustee maintained for that purpose in the Borough of Manhattan, City of New York.

Section 2.06          Redemption.  Subject to the prior written approval of APRA (approval is at the discretion of APRA and may or may not be given) and other limitations set forth in Article XIII of the Indenture, the Company shall have the right to redeem the 2017 Fixed Rate Resetting Securities, in whole, but not in part, on the First Reset Date or any Reset Date thereafter at a Redemption Price equal to the Outstanding Principal Amount of the 2017 Fixed Rate Resetting Securities to be redeemed plus any unpaid interest on the Outstanding Principal Amount of the 2017 Fixed Rate Resetting Securities for the period from and including the most recent Interest Payment Date to but excluding the date of redemption, except to the extent that the Company has determined in its absolute discretion not to pay such interest or the Company is obliged not to pay such interest because another Payment Condition is not satisfied.

In addition, subject to the prior written approval of APRA (approval is at the discretion of APRA and may or may not be given) and other limitations set forth in Article XIII of the Indenture, if an Adverse Tax Event or Regulatory Event occurs, the Company shall have the right to redeem the 2017 Fixed Rate Resetting Securities in whole, but not in part, at a Redemption Price equal to the Outstanding Principal Amount of the 2017 Fixed Rate Resetting Securities to be redeemed plus any unpaid interest on the Outstanding Principal Amount of the 2017 Fixed Rate Resetting Securities for the period from and including the most recent Interest Payment Date to but excluding the date of redemption, except to the extent that the Company has determined in its absolute discretion not to pay such interest or the Company is obliged not to pay such interest because another Payment Condition is not satisfied.

Section 2.07          Form.  The 2017 Fixed Rate Resetting Securities shall be issued initially as Registered Securities in the form of one or more permanent securities in global form, without coupons, substantially in the form attached hereto as Exhibit A, deposited with The Bank of New York Mellon, as custodian for the Depository, duly executed by the Company and authenticated by the Trustee as provided in the Indenture.

Section 2.08          Denomination.  The 2017 Fixed Rate Resetting Securities shall be issuable only in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof. The 2017 Fixed Rate Resetting Securities shall be numbered, lettered, or otherwise distinguished in such manner or in accordance with such plans as the Officers of the Company executing the same may determine with the approval of the Trustee.

Section 2.09          Depository.  The Depository Trust Company shall be the initial Depository for the 2017 Fixed Rate Resetting Securities, until a successor shall have been appointed and become such pursuant to the applicable provisions of the Indenture, and thereafter, “Depository” shall mean or include such successor.

Section 2.10          Discharge.  The provisions of Article VII of the Indenture will apply to the 2017 Fixed Rate Resetting Securities.

Section 2.11          Status, Trigger Event, Conversion and Write-off.  The provisions of Articles IV, V and VI of the Indenture will apply to the 2017 Fixed Rate Resetting Securities.

Section 2.12          Withholding Tax and Payment of Additional Amounts. In addition to the exceptions set forth in the proviso to Section 12.8 of the Indenture, the Company will also not pay additional amounts in respect of the 2017 Fixed Rate Resetting Securities for or on account of:

(a)           any (i) New Zealand resident withholding tax (under the Income Tax Act 2007 of New Zealand); and/or (ii) New Zealand non-resident withholding tax (under the Income Tax Act 2007 of New Zealand) imposed at a resident withholding tax rate as a consequence of a Holder, or the beneficial owner, of the 2017 Fixed Rate Resetting Securities deriving interest under such 2017 Fixed Rate Resetting Securities jointly with one or more other persons at least one of which is a resident of New Zealand for income tax purposes; or

(b)           any tax, duty, assessment or other governmental charge that is imposed as a consequence of the application of section BG 1 of the Income Tax Act 2007 of New Zealand (or any modification thereof or provision substituted therefor) by the New Zealand Commissioner of Inland Revenue in circumstances where the Holder, or the beneficial owner, of the 2017 Fixed Rate Resetting Securities is a party to or participated in an arrangement to avoid such tax, duty, assessment or other governmental charge which the Company was not a party to.

ARTICLE III
MISCELLANEOUS

Section 3.01          Integral Part; Effect of Supplement on Indenture.  This First Supplemental Indenture constitutes an integral part of the Indenture. Except for the supplements made by this First Supplemental Indenture, the Base Indenture shall remain in full force and effect as executed.

Section 3.02          Adoption, Ratification and Confirmation.  The Indenture, as supplemented by this First Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 3.03          Trustee Not Responsible for Recitals.  The recitals in this First Supplemental Indenture shall be taken as statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or adequacy of this First Supplemental Indenture.

Section 3.04          Counterparts.  This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one instrument.

Section 3.05          Separability.  In case any provision of this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.06          Governing Law.  This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law principles, including all matters of construction, validity and performance, except for the provisions relating to Articles IV (excluding Sections 4.6 and

4.7), V and VI of the Base Indenture and any provisions in this First Supplemental Indenture and the Securities which relate to, or define terms used in, such Articles, which shall be governed by and construed in accordance with the laws of the State of New South Wales, Commonwealth of Australia.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Trustee have executed this First Supplemental Indenture as of the date first above written.

WESTPAC BANKING CORPORATION,
New Zealand Branch

By:	/s/ Karen Silk
	Name:	Karen Silk
	Title:	Chief Executive Officer,
Westpac Banking Corporation,
New Zealand Branch

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Laurence J. O’Brien
	Name:	Laurence J. O’Brien
	Title:	Vice President

Exhibit A

(FORM OF FACE OF SECURITY)

[THIS SECURITY IS IN GLOBAL FORM WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY.  UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.  EVERY SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF, OR IN EXCHANGE FOR, OR IN LIEU OF, THIS SECURITY WILL BE IN GLOBAL FORM, SUBJECT TO THE FOREGOING.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.](1)

No.	CUSIP No. 96122UAA2
ISIN No. US96122UAA25

WESTPAC BANKING CORPORATION,
 ACTING THROUGH ITS NEW ZEALAND BRANCH

5.000% FIXED RATE RESETTING PERPETUAL SUBORDINATED CONTINGENT CONVERTIBLE SECURITIES

Westpac Banking Corporation, acting through its New Zealand branch (ABN 33 007 457 141), a company incorporated in the Commonwealth of Australia under the

(1)  Insert in Global Securities only

Corporations Act 2001 of Australia and registered in the State of New South Wales (the “Company”, which term includes any successor person hereinafter referred to), for value received, subject to the terms hereof and the Indenture (as defined herein) and APRA’s prior written approval as required, which may or may not be given, hereby promises to pay to Cede & Co., or registered assigns,                                                             (US$                                                          ), such initial principal amount being the Outstanding Principal Amount at the Issue Date (as defined below) under paragraph (a) of the definition of Outstanding Principal Amount in the Indenture, as such initial principal amount may be reduced due to Conversion or Write-off upon the occurrence of a Trigger Event in accordance with Article V and Article VI of the Indenture or otherwise reduced in accordance with paragraph (c) of the definition of Outstanding Principal Amount in the Indenture, on such date as the Company has elected to redeem the 2017 Fixed Rate Resetting Securities or in a Winding-Up in Australia. From and including September 21, 2017 (the “Issue Date”), to but excluding September 21, 2027 (the “First Reset Date”), interest, if any, on the 2017 Fixed Rate Resetting Securities will be scheduled to be paid in arrears on the Outstanding Principal Amount of the 2017 Fixed Rate Resetting Securities at an initial rate equal to 5.000% per year (the “Initial Interest Rate”). The First Reset Date and every fifth anniversary thereafter shall be a “Reset Date.” From and including each Reset Date to but excluding the next succeeding Reset Date, interest, if any, on the 2017 Fixed Rate Resetting Securities will be scheduled to be paid on the Outstanding Principal Amount of the 2017 Fixed Rate Resetting Securities at a rate per year equal to the sum of the then prevailing Mid-Market Swap Rate on the relevant Reset Determination Date and 2.888% (rounded to three decimal places, with 0.0005 rounded upwards). Subject to Section 4.6 of the Indenture, interest, if any, on the 2017 Fixed Rate Resetting Securities will be scheduled to be paid semi-annually in arrears on March 21 and September 21 of each year, subject in each case to the Business Day convention set forth below, commencing on March 21, 2018 until but not including the date on which a redemption of the 2017 Fixed Rate Resetting Securities occurs. Interest, if any, on a 2017 Fixed Rate Resetting Security will be paid to the Person in whose name that 2017 Fixed Rate Resetting Security was registered at the close of business on the March 6 or September 6, as the case may be, whether or not a Business Day, prior to the applicable Interest Payment Date. The amount of interest, if any, on the 2017 Fixed Rate Resetting Securities scheduled to be paid for any period less than a full interest period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual days elapsed in a partial month in such period. Any payment of Outstanding Principal Amount or interest, if any, scheduled to be made on an Interest Payment Date that is not a Business Day will be made on the next succeeding Business Day, and no interest will accrue on that payment for the period from and after the Interest Payment Date to the date of payment on the next succeeding Business Day.  For purposes hereof, “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York, London, United Kingdom, Auckland or Wellington, New Zealand or Sydney, Australia are authorized or obligated by law or executive order to close.  Any payment of interest on the 2017 Fixed Rate Resetting Securities must be made in the form of cash.

(b) The “Mid-Market Swap Rate” means the mid-market U.S. dollar swap rate having a 5-year maturity appearing on Bloomberg page “USISDA05 Index” (or such other page as may replace such page on Bloomberg, or such other page as may be nominated by the Person providing or sponsoring the information appearing on such page for purposes of displaying comparable rates) at 11:00 a.m. (New York City time) on the Reset Determination Date, as determined by the calculation agent. If such swap rate does not appear on such page (or such other page or service), the Mid-Market Swap Rate shall instead be determined by the calculation agent on the basis of (a) quotations provided by the principal office of each of four major banks in the U.S. dollar swap rate market (which banks shall be selected by the calculation agent in consultation with the Company (the “Reference Banks”)) of the rates at which swaps in U.S. dollars are offered by it at approximately 11:00 a.m. (New York City time) (or thereafter on such date, with the calculation agent acting on a best efforts basis) on the Reset Determination Date to participants in the U.S. dollar swap rate market for a five-year period and (b) the arithmetic mean expressed as a percentage and rounded, if necessary, to the nearest 0.001% (0.0005% being rounded upwards) of such quotations. If the Mid-Market Swap Rate is not able to be determined on the relevant Reset Determination Date in accordance with the foregoing procedures, the Mid-Market Swap Rate shall be the mid-market U.S. dollar swap rate having a 5-year maturity that appeared most recently on Bloomberg “USISDA05 Index” (or such other page as may replace such page on Bloomberg, or such other page as may be nominated by the Person providing or sponsoring the information appearing on such page for purposes of displaying comparable rates) that was last available prior to 11:00 a.m. (New York City time) on such Reset Determination Date, as determined by the calculation agent.

“Reset Determination Date” shall be the second Business Day immediately preceding the relevant Reset Date.

Payments of interest, if any, on this 2017 Fixed Rate Resetting Security will be non-cumulative as described in the Indenture. The payment of any interest on this 2017 Fixed Rate Resetting Security is subject to the Company’s absolute discretion and satisfaction of the other Payment Conditions in respect of the 2017 Fixed Rate Resetting Securities as at the relevant Interest Payment Date as described in the Indenture. For so long as this 2017 Fixed Rate Resetting Security remains outstanding, if for any reason a payment of interest on the Outstanding Principal Amount of this 2017 Fixed Rate Resetting Security is not paid in full on an Interest Payment Date, the Company will be subject to certain restrictions as described in the Indenture.

This 2017 Fixed Rate Resetting Security shall not be entitled to any benefit under the Indenture hereinafter referred to or be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee.

The provisions of this 2017 Fixed Rate Resetting Security, including the provisions relating to Conversion or possible Write-off upon the occurrence of a Trigger Event, are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed on this        day of                               , 20      .

WESTPAC BANKING CORPORATION,
New Zealand Branch

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein and issued under the within-mentioned Indenture.

The Bank of New York Mellon, as Trustee

Dated:	By:
Authorized Signatory

(FORM OF REVERSE OF SECURITY)

This 2017 Fixed Rate Resetting Security is one of a duly authorized series of the Securities of the Company, issued and to be issued in one or more series under and pursuant to the Indenture, dated as of September 7, 2017 (the “Base Indenture”), duly executed and delivered between the Company and The Bank of New York Mellon, as trustee (the “Trustee”, which term includes any successor trustee under the Indenture (as defined below)), as supplemented by the First Supplemental Indenture, dated as of September 21, 2017, between the Company (acting through its New Zealand branch) and the Trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), to which Indenture and all Indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the 2017 Fixed Rate Resetting Securities.  This security is one of a series of the Securities designated on the face hereof (the “2017 Fixed Rate Resetting Securities”).  The 2017 Fixed Rate Resetting Securities are issued pursuant to the Indenture and are limited in aggregate Outstanding Principal Amount to US$1,250,000,000; provided, however, that the Company may from time to time, without the consent of the Holders of the 2017 Fixed Rate Resetting Securities, create and issue Additional Securities having the same terms and conditions as the 2017 Fixed Rate Resetting Securities in all respects or in all respects except for the Issue Date, the issue price and, if applicable, the first date from which interest is scheduled to be paid and the first payment of interest thereon.  Additional Securities issued in this manner will be consolidated with, and will form a single series with, the 2017 Fixed Rate Resetting Securities, unless such Additional Securities will not be treated as fungible with the 2017 Fixed Rate Resetting Securities for U.S. federal income tax purposes. The 2017 Fixed Rate Resetting Securities and any such Additional Securities would rank equally and ratably.

In accordance with Articles V and VI of the Indenture, this 2017 Fixed Rate Resetting Security is subject, upon the occurrence of a Trigger Event, to Conversion or possible Write-off.  If this 2017 Fixed Rate Resetting Security is Converted following a Trigger Event, it is likely that the Maximum Conversion Number will apply and limit the number of Ordinary Shares to be issued. In this case, the value of the Ordinary Shares received may (in the case of a Capital Trigger Event) and is likely to (in the case of a Non-Viability Trigger Event) be significantly less than the Outstanding Principal Amount of this 2017 Fixed Rate Resetting Security.  The Australian dollar may depreciate in value against the U.S. dollar by the time of Conversion.  In that case, the Maximum Conversion Number is more likely to apply. If Conversion of this 2017 Fixed Rate Resetting Security (or a percentage of the Outstanding Principal Amount of this 2017 Fixed Rate Resetting Security) does not occur for any reason within five ASX Business Days after the Trigger Event Date, this 2017 Fixed Rate Resetting Security (or a percentage of the Outstanding Principal Amount of this 2017 Fixed Rate Resetting Security to be Converted) will be Written-off and the Holder’s rights in relation to this

2017 Fixed Rate Resetting Security (including with respect to payments of interest, if any, and the Outstanding Principal Amount and, upon Conversion, the receipt of Ordinary Shares issued in respect of this 2017 Fixed Rate Resetting Security) will be immediately and irrevocably written-off and terminated with effect on and from the Trigger Event Date.

In the case of Conversion, the Company will allot and issue to each Holder of this 2017 Fixed Rate Resetting Security the Conversion Number of Ordinary Shares for this 2017 Fixed Rate Resetting Security (subject always to the Conversion Number being no greater than the Maximum Conversion Number).

Conversion Number means:

Conversion Number for this 2017 Fixed Rate Resetting Security	=

Outstanding Principal Amount of this 2017 Fixed Rate Resetting Security (translated into Australian Dollars in accordance with paragraph (b) of the definition of Outstanding Principal Amount in the Indenture where the calculation date shall be the Conversion Date)

P x VWAP

where:

Outstanding Principal Amount has the meaning given to it in Section 1.1 of the Indenture, as adjusted in accordance with Section 6.13 of the Indenture.

P means 0.99

VWAP means the VWAP during the VWAP Period, as adjusted in accordance with Article VI of the Indenture

Maximum Conversion Number means a number calculated according to the following formula:

Maximum Conversion Number	=

Outstanding Principal Amount of this 2017 Fixed Rate Resetting Security (translated into Australian Dollars in accordance with paragraph (b) of the definition of Outstanding Principal Amount in the Indenture where the calculation date shall be the ASX Business Day prior to the Issue Date of this 2017 Fixed Rate Resetting Security)

Relevant Percentage x Issue Date VWAP

where:

Outstanding Principal Amount has the meaning given to it in Section 1.1 of the Indenture, as adjusted in accordance with Section 6.13 of the Indenture.

Relevant Percentage means 0.20.

Issue Date VWAP means the VWAP during the period of 20 ASX Business Days on which trading in Ordinary Shares took place immediately preceding but not including the Issue Date of this 2017 Fixed Rate Resetting Security, as adjusted in accordance with Article VI of the Indenture.

If this 2017 Fixed Rate Resetting Security is Converted following a Trigger Event, it is likely that the Maximum Conversion Number will apply and limit the number of Ordinary Shares to be issued. In this case, the value of the Ordinary Shares received may (in the case of a Capital Trigger Event) and is likely to (in the case of a Non-Viability Trigger Event) be significantly less than the Outstanding Principal Amount of this 2017 Fixed Rate Resetting Security.  The Australian dollar may depreciate in value against the U.S. dollar by the time of Conversion.  In that case, the Maximum Conversion Number is more likely to apply.

In accordance with Section 5.4(b) of the Indenture, subject to any Write-off, the Holder of this 2017 Fixed Rate Resetting Security (including each holder of beneficial interests in this 2017 Fixed Rate Resetting Security in global form) by its purchase or holding of this 2017 Fixed Rate Resetting Security shall be deemed to have irrevocably agreed that, upon Conversion, it consents to becoming a holder of Ordinary Shares and agrees to be bound by the constitution of the Company.

In accordance with Section 6.10 of the Indenture, Ordinary Shares issuable upon Conversion may be sold for the benefit of the Holder of this 2017 Fixed Rate Resetting Security.

In accordance with Sections 13.1 and 13.8 of the Indenture, pursuant to the procedures set forth in Article XIII of the Indenture, if the Company has received the prior written approval of APRA (approval is at the discretion of APRA and may or may not be given), the Company may redeem the 2017 Fixed Rate Resetting Securities, in whole, but not in part, on the First Reset Date, or any Reset Date thereafter at the Redemption Price, and upon the occurrence of an Adverse Tax Event or a Regulatory Event, provided that the Company has obtained, in the case of an Adverse Tax Event, a supporting opinion of legal or tax advisers of recognized standing in the applicable Relevant Tax Jurisdiction or, in the case of a Regulatory Event, a supporting opinion of advisers of recognized standing in Australia or confirmation from APRA, and (i) before or concurrently with such redemption, the Company replaces this 2017 Fixed Rate Resetting Security with a capital instrument which is of the same or better quality (for the purposes of the Prudential Standards) than this 2017 Fixed Rate Resetting Security and the replacement of this 2017 Fixed Rate Resetting Security is done under conditions that are sustainable for the income capacity of the Company (for the purposes of the Prudential Standards), or (ii) the Company obtains confirmation from APRA that APRA is satisfied having regard to the capital position of the Company and the Group that the Company does not have to replace this 2017 Fixed Rate Resetting Security.

Before the Company may redeem this 2017 Fixed Rate Resetting Security, the Company must give the Holder of this 2017 Fixed Rate Resetting Security at least 30 days’ written notice and not more than 60 days’ written notice of its intention to redeem this 2017 Fixed Rate Resetting Security.  The Redemption Price for this 2017 Fixed Rate Resetting Security shall equal the Outstanding Principal Amount of this 2017 Fixed Rate Resetting Security plus any unpaid interest on the Outstanding Principal Amount of the 2017 Fixed Rate Resetting Securities for the period from and including the most recent Interest Payment Date to but excluding the date of redemption, except to the extent that the Company has determined in its absolute discretion not to pay such interest or the Company is obliged not to pay such interest because another Payment Condition is not satisfied.  No Holder of this 2017 Fixed Rate Resetting Security (including each holder of beneficial interests herein) has the right to request redemption of the 2017 Fixed Rate Resetting Security at any time.

The Indenture and this 2017 Fixed Rate Resetting Security contain no events of default or rights for Holders of Securities to require or accelerate repayment and, accordingly, failure to pay scheduled interest will not constitute a default or event of default under, or breach of, the Indenture or this 2017 Fixed Rate Resetting Security. This 2017 Fixed Rate Resetting Security is repayable only in a Winding-Up or if they are redeemed, subject to APRA’s prior written approval, which may or may not be given. Other than as set out herein or in the First Supplemental Indenture, this 2017 Fixed Rate Resetting Security does not confer any claim on the Company. Further, in the event that the Company does not pay scheduled interest, no holder of this 2017 Fixed Rate Resetting Security has any right to apply for a Winding-Up, or to place the Company in administration, or to seek the appointment of a receiver, receiver and manager, liquidator or provisional liquidator to the Company merely on the grounds that the Company does not pay such interest when scheduled and no holder of this 2017 Fixed Rate Resetting Security may exercise any right of set-off and will have no offsetting rights or claims against the Company.

In accordance with Section 12.8 of the Indenture, the Company will pay all amounts that it is required to pay in respect of this 2017 Fixed Rate Resetting Security without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or other governmental charges imposed or levied by or on behalf of a Relevant Tax Jurisdiction, unless such withholding or deduction is required by law.  In that event, the Company will pay such additional amounts as may be necessary so that the net amount received by the Holder of this 2017 Fixed Rate Resetting Security, after such withholding or deduction, will equal the amount that the Holder of this 2017 Fixed Rate Resetting Security would have received in respect of this 2017 Fixed Rate Resetting Security without such withholding or deduction; provided that the Company will not pay additional amounts in respect of this 2017 Fixed Rate Resetting Security for or on account of:

(1)           any tax, duty, assessment or other governmental charge that would not have been imposed but for the fact that the Holder, or the beneficial owner, of this 2017 Fixed Rate Resetting Security was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, a Relevant Tax Jurisdiction or otherwise had some connection with a Relevant Tax Jurisdiction other than merely holding this 2017 Fixed Rate Resetting Security or receiving payments under this 2017 Fixed Rate Resetting Security;

(2)           any tax, duty, assessment or other governmental charge that would not have been imposed but for the fact that the Holder of this 2017 Fixed Rate Resetting Security presented this 2017 Fixed Rate Resetting Security for payment in a Relevant Tax Jurisdiction, unless the Holder was required to present this 2017 Fixed Rate Resetting Security for payment and it could not have been presented for payment anywhere else;

(3)           any tax, duty, assessment or other governmental charge that would not have been imposed but for the fact that the Holder of this 2017 Fixed Rate Resetting Security presented this 2017 Fixed Rate Resetting Security for payment more than 30 days after the date such payment became due and was provided for, whichever is later, except to the extent that the Holder would have been entitled to the additional amounts on presenting this 2017 Fixed Rate Resetting Security for payment on any day during that 30 day period;

(4)           any estate, inheritance, gift, sale, transfer, personal property or similar tax, duty, assessment or other governmental charge;

(5)           any tax, duty, assessment or other governmental charge which is payable otherwise than by withholding or deduction;

(6)           any tax, duty, assessment or other governmental charge that would not have been imposed if the Holder, or the beneficial owner, of this 2017 Fixed Rate Resetting Security complied with the Company’s request to provide information concerning his, her or its nationality, residence or identity or to make a declaration, claim or filing or satisfy any requirement for information or reporting that is required to establish the eligibility of the Holder, or the beneficial owner, of this 2017 Fixed Rate Resetting Security to receive the relevant payment without (or at a reduced rate of) withholding or deduction for or on account of any such tax, duty, assessment or other governmental charge;

(7)           any tax, duty, assessment or other governmental charge that is imposed or withheld as a consequence of a determination having been made under Part IVA of the Australian Tax Act (or any modification thereof or provision substituted therefor) by the Australian Commissioner of Taxation that such tax, duty, assessment or other governmental charge is payable in circumstances where the Holder, or the beneficial owner, of this 2017 Fixed Rate Resetting Security is a party to or participated in a scheme to avoid such tax which the Company was not a party to;

(8)           any tax, duty, assessment or other governmental charge to, or to a third party on behalf of, a Holder of this 2017 Fixed Rate Resetting Security, or any beneficial owner of any interest in, or rights in respect of, this 2017 Fixed Rate Resetting Security, upon, with respect to, or by reason of, such person being issued Ordinary Shares;

(9)           any tax, duty, assessment or other governmental charge arising under or in connection with FATCA;

(10)         any (i) New Zealand resident withholding tax (under the Income Tax Act 2007 of New Zealand); and/or (ii) New Zealand non-resident withholding tax (under the Income Tax Act 2007 of New Zealand) imposed at a resident withholding tax rate as a consequence of a Holder, or the beneficial owner, of this 2017 Fixed Rate Resetting Security deriving interest under this 2017 Fixed Rate Resetting Security jointly with one or more other persons at least one of which is a resident of New Zealand for income tax purposes;

(11)         any tax, duty, assessment or other governmental charge that is imposed as a consequence of the application of section BG 1 of the Income Tax Act 2007 of New Zealand (or any modification thereof or provision substituted therefor) by the New Zealand Commissioner of Inland Revenue in circumstances where the Holder, or the beneficial owner, of this 2017 Fixed Rate Resetting Security is a party to or participated in an arrangement to avoid such tax, duty, assessment or other governmental charge which the Company was not a party to; or

(12)         any combination of the foregoing.

Subject to the foregoing, additional amounts will also not be payable by the Company with respect to any payment on this 2017 Fixed Rate Resetting Security to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that payment would, under the laws of a Relevant Tax Jurisdiction, be treated as being derived or received for tax purposes by a beneficiary or settler of that fiduciary or member of that partnership or a beneficial owner, in each case, who would not have been entitled to those additional amounts had it been the actual Holder of this 2017 Fixed Rate Resetting Security.

The Company, and any other Person to or through which any payment with respect to this 2017 Fixed Rate Resetting Security may be made, shall be entitled to withhold or deduct from any payment with respect to this 2017 Fixed Rate Resetting Security amounts required to be withheld or deducted under or in connection with FATCA, and Holders and beneficial owners of this 2017 Fixed Rate Resetting Security shall not be entitled to receive any gross up or other additional amounts on account of any such withholding or deduction.

All references in this 2017 Fixed Rate Resetting Security to the payment of interest, if any, or Outstanding Principal Amount on this 2017 Fixed Rate Resetting Security shall be deemed to include the payment of additional amounts to the extent that, in that context, additional amounts are, were or would be payable as provided above.

The Company is required by law to deduct New Zealand resident withholding tax from the payment of interest (including amounts deemed to be interest) to the Holder of  any 2017 Fixed Rate Resetting Security if:

(a)           the Holder, or the beneficial owner, of the 2017 Fixed Rate Resetting Security:

(i)            is a resident of New Zealand (as defined in the Income Tax Act 2007 of New Zealand);

(ii)           is a non-resident that holds the 2017 Fixed Rate Resetting Security for the purposes of a business it carries on in New Zealand through a fixed establishment (as defined in the Income Tax Act 2007) in New Zealand; or

(iii)          is a non-resident that is a registered bank in New Zealand and is engaged in business in New Zealand through a fixed establishment in New Zealand,

(a “New Zealand Holder”); and

(b)           at the time of such payment the Holder, or the beneficial owner, does not hold a valid resident withholding tax exemption certificate.

Prior to any date on which interest is scheduled to be paid, any Conversion Date or any Redemption Date, a Holder who is a New Zealand Holder must notify the Company:

(a)           that it is a New Zealand Holder;

(b)           of any circumstances or information that may enable the Company to make the payment of interest to the New Zealand Holder without deduction on account of resident withholding tax; and

(c)           of any change in the circumstances from those previously notified that could affect the payment or withholding obligations of the Company in respect of the 2017 Fixed Rate Resetting Security.

By accepting payment of any principal amount of a 2017 Fixed Rate Resetting Security or interest, if any, thereon, the New Zealand Holder indemnifies the Company for all purposes in respect of any liability the Company may incur for not deducting any amount from such payment on account of New Zealand resident withholding tax.

(Only a New Zealand Holder will be obliged to make the notifications referred to above and no other Holder of the 2017 Fixed Rate Resetting Security will be required to do so.)

Article XI of the Indenture contains provisions permitting the Company and the Trustee, with the written consent of the Holders of not less than a majority of the aggregate Outstanding Principal Amount (calculated as provided in the Indenture) of the Securities of each series adversely affected thereby to add any provisions to or to change or eliminate any provisions of the Indenture or any supplemental indenture or to modify the rights of the Holders of the Securities of each such series, provided that, without the consent of the Holder of each Outstanding Security so affected, no such modification shall (a) change the currency in which such Security is payable, (b) change the date scheduled for any payment of Outstanding Principal Amount upon redemption (subject to APRA’s prior written approval, which may or may not be given), or interest, if any, on any Security, (c) other than in accordance with the terms of the Securities and the Indenture, reduce the Outstanding Principal Amount of, or interest rate on, the Securities or change the methodology for determining any reset provisions relating to the interest rate on the Securities, (d) impair the right to institute suit for the enforcement of any payment on the Securities upon redemption, (e) reduce the percentage in Outstanding Principal Amount of the Securities of any series, the consent of whose Holders is required for any such supplemental indenture, (f) change any obligation of the Company to maintain an office or agency in the places and for the purposes specified in Section 12.2 of the Indenture, (g) change any obligation to pay additional amounts, (h) except to the extent provided in Section 11.1(8) of the Indenture, make any change in Section 11.2 of the Indenture except to increase any percentage or to provide that certain other provisions of the Indenture cannot be modified or waived except with the consent of the Holders of each Outstanding Security affected thereby, (i) modify any Conversion or Write-off provision (other than adjustments contemplated by the Indenture), (j) shorten the period during which redemption of the Securities is not permitted or permit redemption during a period not previously permitted, (k) modify the provisions of Article IV of the Indenture (other than adjustments contemplated by the Indenture),  with respect to the subordination of Outstanding Securities of any series in a manner adverse to the Holders thereof.  In addition, no amendment to the terms and conditions of the Securities that at the time of such amendment qualifies as Additional Tier 1 Capital is permitted without the prior written consent of APRA if such amendment may affect the eligibility of the Securities as Additional Tier 1 Capital as described in the Prudential Standards.  Any such consent given by the Holders of the Securities shall be conclusive and binding upon such Holder and all future Holders of the Securities and of any of the Securities

issued on registration hereof, the transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent is made upon the Securities.

Changes to or any waiver of the restrictions on Dividends, Buy Backs and Capital Reductions, as described in Section 4.7 of the Indenture, may be made if approved by a Special Resolution.

Upon surrender for registration of transfer of this 2017 Fixed Rate Resetting Security, the Company shall execute and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, a new 2017 Fixed Rate Resetting Security or 2017 Fixed Rate Resetting Securities of like tenor and authorized denominations for an equal aggregate Outstanding Principal Amount in exchange herefor, subject to the limitations provided in the Indenture.  Every 2017 Fixed Rate Resetting Security presented or surrendered for registration of transfer or for exchange shall (if so required by the Company, the Registrar or the Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company, the Registrar and the Trustee duly executed by the Holder thereof or his attorney duly authorized in writing.  No service charge shall be made for any registration of transfer or for any exchange of this 2017 Fixed Rate Resetting Security, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration or transfer or exchange of this 2017 Fixed Rate Resetting Security, other than exchanges pursuant to Section 3.4 or 13.7 of the Indenture not involving any transfer.

Prior to due presentment of this 2017 Fixed Rate Resetting Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name this 2017 Fixed Rate Resetting Security is registered as the owner hereof for all purposes (subject to the provisions of this 2017 Fixed Rate Resetting Security and the Indenture with respect to determination of the Person to whom interest, if any, is payable).

Reference is made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the 2017 Fixed Rate Resetting Securities and of the terms upon which the 2017 Fixed Rate Resetting Securities are to be authenticated and delivered.

No past, present or future director, officer, employee, agent, member, manager, trustee or stockholder, as such, of the Company or any successor Person shall have any liability for any obligations of the Company or any successor Person, either directly or through the Company or any successor Person, under the 2017 Fixed Rate Resetting Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation, whether by virtue of any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise.  By accepting a 2017 Fixed Rate Resetting Security, each

Holder agrees to the provisions of Section 1.13 of the Indenture and waives and releases all such liability.  Such waiver and release shall be part of the consideration for the issue of the 2017 Fixed Rate Resetting Securities.

The 2017 Fixed Rate Resetting Securities of this series shall be issuable only in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.  [This Global Security is exchangeable for 2017 Fixed Rate Resetting Securities in definitive form only under certain limited circumstances set forth in the Indenture.](2) At the option of the Holder, the 2017 Fixed Rate Resetting Securities (except a 2017 Fixed Rate Resetting Security in global form) may be exchanged for other 2017 Fixed Rate Resetting Securities, of any authorized denominations and of a like aggregate Outstanding Principal Amount containing identical terms and provisions, upon surrender of the 2017 Fixed Rate Resetting Securities to be exchanged at such office or agency.

All terms used in this 2017 Fixed Rate Resetting Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES, EXCEPT FOR ARTICLES IV (EXCLUDING SECTIONS 4.6 AND 4.7), V AND VI OF THE BASE INDENTURE AND ANY PROVISIONS IN THE BASE INDENTURE WHICH RELATE TO, OR DEFINE TERMS USED IN, SUCH ARTICLES, AND THE PROVISIONS OF THIS SECURITY RELATING TO ARTICLES IV (EXCLUDING SECTIONS 4.6 AND 4.7), V AND VI OF THE BASE INDENTURE AND ANY PROVISIONS IN THE BASE INDENTURE WHICH RELATE TO, OR DEFINE TERMS USED IN, SUCH ARTICLES, WHICH SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW SOUTH WALES, COMMONWEALTH OF AUSTRALIA.

(2)  Insert in Global Securities only

TRANSFER NOTICE

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

Please print or typewrite name and address including zip code of assignee the within 2017 Fixed Rate Resetting Security and all rights thereunder, hereby irrevocably constituting and appointing  attorney to transfer such 2017 Fixed Rate Resetting Security on the books of the Company with full power of substitution in the premises.

Your Signature:

By:

Date:

Signature Guarantee:

By:
(Participant in a Recognized Signature Guaranty Medallion Program)

Date: